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                         ARTICLES OF AMENDMENT TO THE

                         ARTICLES OF INCORPORATION OF

                       FRIEDE GOLDMAN INTERNATIONAL INC.

                        SETTING FORTH THE TERMS OF ITS

                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

             (PURSUANT TO SECTION 79-4-6.02(D) OF THE MISSISSIPPI
                           BUSINESS CORPORATION ACT)

                            ----------------------

     In accordance with the provisions of Section 79-4-6.02(d) of the Mississippi Business Corporation Act (the "MBCA"), Friede Goldman International Inc., a Mississippi corporation (the "Corporation"), hereby amends the Corporation's Articles of Incorporation (the "Articles of Incorporation") to set forth the terms of the Corporation's Series A Junior Participating Preferred
Stock:

     WHEREAS, pursuant to the Corporation's Articles of Incorporation, as amended to date, the Corporation is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock") from time to time, of which no shares are currently outstanding; and

     WHEREAS, pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors" or the "Board") in accordance with Section 79-4-6.02(d) of the MBCA and the Corporation's Articles of Incorporation, the Board of Directors is authorized to amend the Corporation's Articles of Incorporation to designate the number of shares of Preferred Stock to be issued, in one or more series, and to set forth the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

     FIRST: The name of the corporation is Friede Goldman International Inc.

     SECOND: Article FOURTH of the Corporation's Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 130,000,000, of which 5,000,000 shares shall be Preferred Stock, par value $0.01 per share, and 125,000,000 shares shall be Common Stock, par value $0.01 per share.

     A. Series A Junior Participating Preferred Stock.
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     (i) Designation and Amount.  The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 50,000.

     (ii) Dividends and Distributions.

          (a) Subject to the rights of the holders of any shares of any series of Preferred Stock of the Corporation (the "Preferred Stock") (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") and of any other stock of the Corporation ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $10.00 and (2) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event that the Corporation shall at any time after December 21, 1998, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause
     (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b)  The Corporation shall declare a dividend or distribution on the
     Series A   Preferred Stock as provided in paragraph (a) of this Section
     (ii) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

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         (c)  Dividends shall begin to accrue and be cumulative, whether or not
     earned or   declared, on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     (iii)     Voting Rights.  The holders of shares of Series A Preferred Stock
     shall have the   following voting rights:

          (a)  Subject to the provision for adjustment hereinafter set forth and
     except as   otherwise provided elsewhere in the Articles of Incorporation or required by law, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters upon which the holders of the Common Stock of the Corporation are entitled to vote. In the event the Corporation shall at any time after December 21, 1998 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b)  Except as otherwise provided in these Articles of Incorporation
     and except   as otherwise required by law, the holders of shares of Series
     A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (c) Except as set forth in these Articles of Incorporation, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their

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     consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     (iv)  Certain Restrictions.

          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section (ii) of this Article FOURTH are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (1) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (as to dividends) to the Series A Preferred Stock;

               (2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (as to dividends) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (3)  redeem or purchase or otherwise acquire for consideration
          shares of   any stock ranking junior (either as to dividends or upon
          liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock or rights, warrants or options to acquire such junior stock;

               (4)  redeem or purchase or otherwise acquire for consideration
          any shares   of Series A Preferred Stock, or any shares of stock
          ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section (iv), purchase or otherwise acquire such shares at such time and in such manner.

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     (v)  Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

     (vi) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made
     (a) to the holders of the Common Stock or of shares of any other stock of the Corporation ranking junior, upon liquidation, dissolution or winding up, to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $10.00 per share, plus an amount equal to accrued and unpaid dividend distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Preferred Stock liquidation preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences. In the event the Corporation shall at any time after December 21, 1998 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (vii)     Consolidation, Merger, etc.  In the case the Corporation shall
     enter into any   consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate

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     amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the Corporation shall at any time after December 21, 1998 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (viii) No Redemption. The shares of Series A Preferred Stock shall not be redeemable from any holder.

     (ix) Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to all other series of Preferred Stock and senior to the Common Stock.

     (x) Amendment. If any proposed amendment to the Articles of Incorporation would alter, change or repeal any of the preferences, powers or special rights given to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely, then the holders of the Series A Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the Mississippi Business Corporation Act.

     (xi) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

     (B)  Preferred Stock.

     (i) One or more additional series of Preferred Stock may be issued from time to time in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, and as are stated and expressed in Articles of Amendment to these Articles of Incorporation adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called an "Preferred Stock Amendment"). The Preferred Stock Amendment as to any series shall (a) establish the number of shares constituting, and

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     the distinctive designation of, that series, (b) fix the dividend rate, if any, of the shares of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (d) state the price or prices or rate or rates, and adjustments, if any, at which, the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or another entity; and such Preferred Stock Amendment may (1) limit the number of shares of such series that may be issued, (2) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (3) grant voting rights to the holders of shares of such series, provided that each share shall not have more than one vote per share, (4) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (5) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (6) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (7) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Article FOURTH and to the full extent now or hereafter permitted by the laws of the State of Mississippi.

     (ii) Except as by law expressly provided, or except as may be provided in any Preferred Stock Amendment, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of shareholders of the Corporation.

     (iii) Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Preferred Stock Amendment providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

     (C)  Common Stock.

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          All shares of the Common Stock of the Corporation shall be identical and except as otherwise required by law or as otherwise provided in the Directors' Amendment, if any, adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

     THREE: These Articles of Amendment to the Corporation's Articles of Incorporation are adopted as of the date set forth below.

     FOUR: These Articles of Amendment to the Corporation's Articles of Incorporation have been duly adopted by the Board of Directors of the Corporation pursuant to the authority vested in such board in accordance with the provisions of the Mississippi Business Corporation Act and the Corporation's Articles of Incorporation.

     IN WITNESS WHEREOF, these Articles of Amendment to the Corporation's Articles of Incorporation have been executed on behalf of the Corporation by its Chairman of the Board, President and Chief Executive Officer and attested by its Secretary this 7th day of December 1998.


                                  /s/ J. L. Holloway
                                  ------------------------------------
                                  J. L. Holloway
                                  Chairman of the Board, President and
                                     Chief Executive Officer


Attest: /s/ James A. Lowe, III
       --------------------------
       James A. Lowe, III
       General Counsel and Secretary

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